Exhibit 99.1

CPI Card Group Inc. Announces Closing of Private Offering of $310 Million of Senior Secured Notes and Entry into $50 Million ABL Revolver

Littleton, CO. March 15, 2021 — CPI Card Group Inc. (OTCQX: PMTS; TSX: PMTS) (“CPI” or the “Company”) today announced the closing of the previously announced private offering by its wholly-owned subsidiary, CPI CG Inc. (the “issuer”), of $310 million aggregate principal amount of its 8.625% senior secured notes due 2026 (the “notes”) and related guarantees.

The issuer used the net proceeds from the offering, together with $22.8 million cash on hand and $15 million of initial borrowings under a $50 million secured asset based revolving credit facility that it entered into concurrently with the issuance of the notes (the “ABL revolver”), to repay in full and terminate its existing credit facilities and to pay related fees and expenses.

The notes are general senior secured obligations of the issuer and guaranteed by the Company and certain of its current and future wholly-owned domestic subsidiaries (other than the issuer) that guarantee the ABL revolver, and are secured by substantially all of the assets of the issuer and the guarantors, subject to customary exceptions.

The notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to certain non-U.S. persons in compliance with Regulation S under the Securities Act. The issuance and sale of the notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and the notes and related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Offers of the notes and related guarantees were made only by means of a private offering memorandum, and are not being made to any person in any jurisdiction in which such offer, sale or solicitation is unlawful.

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization, and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®.

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